SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
November 21, 2005
(Date of earliest event reported)
Smart Video Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation or organization)	000-26809 (Commission File No.)	91-1962104 (IRS Employer Identification No.)
3505 Koger Boulevard
Suite 400
Duluth, GA 30096
(Address of principal executive offices)
(770) 279-3100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into a Material Definitive Agreement
On November 21, 2005, the first closing (the “Private Placement”) of the sale of securities occurred pursuant to the Securities Purchase Agreement (“SPA”) dated as of October 31, 2005 among SmartVideo Technologies, Inc. (the “Company”) and 60 accredited investors (the “Investors”). Under the terms of the SPA, the Company received gross proceeds of $4,000,000 and issued to the Investors a total of 5,333,333 shares of Series A-1 Convertible Preferred Stock (the “Preferred Stock”), five-year warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and five-year warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock.
ITEM 3.02 Unregistered Sales of Equity Securities
On November 21, 2005, the Company completed the Private Placement pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.
ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On November 21, 2005, Glenn Singer and Michael E. Criden, Esq. were appointed to the Company’s board of directors pursuant to the terms of the SPA. Mr. Criden has been a partner for at least five years in Hanzman & Criden, P.A., a South Florida law firm that devotes much of its practice to class action and complex commercial litigation. Mr. Singer is currently the mayor of Golden Beach, Florida. Mr. Singer and his partners built Florida-based National Business Solutions, an employee-leasing company, which was acquired in 1996 by Paychex for $160 million.
On September 26, and October 19, 2005, Messrs. Criden and Singer and GHS Holdings, a company controlled by Mr. Singer, loaned the Company a total of $600,000. In exchange for the loans, the Company issued convertible promissory notes and warrants to each of Messrs. Singer and Criden and GHS Holdings. The notes are payable one year from the date of each loan. Interest accrues on the outstanding principal amount of each note at the rate of 8% per annum. If the Company completes a financing of at least $2.5 million from the sale of its equity securities prior to the maturity date of each of the notes, the principal amount of each note will convert into shares or units of the equity securities sold in such financing at a per share sale price or unit sale price equal to the per share sale price or unit price of the financing.
In addition to receiving the convertible notes, Messrs. Singer and Criden each received five-year warrants to purchase a total of 100,000 shares of the Company’s common stock at an exercise price of $2.00 per share. The holders of the warrants were also granted certain piggy-back registration rights with respect to the shares of common stock underlying the warrants.
On November 10, 2005, GHS Holdings loaned the Company an additional $150,000. In exchange for the loan, the Company issued to GHS Holdings a convertible promissory note for $150,000 and a five-year warrant to purchase 50,000 shares at a purchase price of $2.00 per share. The note was payable in 90 days and the outstanding principal of the note accrued interest at 15% per year.
The loans provided to the Company by Messrs. Singer and Criden and GHS Holdings have been credited toward their purchase price for the Preferred Stock issued in the Private Placement.

ITEM 9.01 Financial Statements and Exhibits
     (c) Exhibits:
          10.1 Securities Purchase Agreement. The Exhibits to this agreement are incorporated by reference to Exhibits 3.1, 4.1, 4.2 and 10.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on November 4, 2005.
          10.2 Warrant dated November 10, 2005 issued to GHS Holdings.
          10.3 Convertible Promissory Note dated November 10, 2005 issued to GHS Holdings.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTVIDEO TECHNOLOGIES, INC.
By:	/s/ Richard E. Bennett, Jr.
	Name:	Richard E. Bennett, Jr.
	Title:	President & CEO

     Date: November 29, 2005

EXHIBIT INDEX

Exhibit	Description

10.1	Securities Purchase Agreement.

10.2	Warrant dated November 10, 2005 issued to GHS Holdings.

10.3	Convertible Promissory Note dated November 10, 2005 issued to GHS Holdings.